EXHIBIT 10.2

Acknowledgement Agreement

By and Among

World Media Group LLC,

Virurl, Inc. and

Revenue.com Corporation

This Acknowledgement Agreement by and among World Media Group LLC (“World”), Virurl, Inc (“VirURL”) and Revenue.com Corporation (“Revenue”) is entered into as of April 29, 2014.  Unless otherwise defined herein, capitalized words used herein shall have the same meaning as ascribed to them in the Domain Contribution Agreement between World and VirURL dated September 19, 2013 (the “Domain Contribution Agreement”).  World, VirURL and Revenue are collectively referred to as the “Parties” and individually a “Party”.

Whereas World and VirURL have entered into that certain Domain Contribution Agreement pursuant to which World sold and VirURL purchased World’s rights in the domain name Revenue.com (the “Domain Name”) pursuant to the terms and conditions in the Domain Contribution Agreement and World has the option to purchase the MP MX Records for the Domain Name;

Whereas Revenue has entered into a Commitment Letter with VirURL pursuant to which, among other things, Revenue will lend money to VirURL to be secured by all of VirURL’s assets including, but not limited to, Virurl’s rights pursuant to the Domain Contribution Agreement; and

Whereas in the event of a Re-possession by World pursuant to paragraph 4 of the Domain Contribution Agreement, Revenue wishes to be notified of such re-possession so that it may cure a default by World to protect Revenue’s interest in the Domain Name and related records.

Therefore the Parties agree as follows.

1.

Upon an event as set forth in paragraph 4 of the Domain Contribution Agreement, World shall allow Revenue to assume VirURL’s right, title and interest in the Domain Contribution Agreement provided that Revenue assumes and meets the terms, conditions and obligations of VirURL to World under the Domain Contribution Agreement including, but not limited to, complying with the terms provided in Successors and Assigns, paragraph 10, of the Domain Contribution Agreement.

2.

Any notice required to be given to VirURL by World pursuant to paragraph 8 under the Domain Contribution Agreement shall concurrently be given to Revenue at the address as follows in order to give Revenue the same amount of time as VirURL to cure any alleged default by VirURL:

Name:

Mr. Paul Dillman

Company Name:

Revenue.com Corporation

Address:

4213 Manitou Way

Madison, WI  53711

Email:

Paul@Dillman.biz

3.

World and VirURL acknowledge that Revenue is will be a third-party beneficiary under the Domain Contribution Agreement.

4.

Notwithstanding anything to the contrary in this Acknowledgement Agreement or the Domain Contribution Agreement, World, VirURL and Revenue acknowledge that not included in the VirURL assets to be secured against the Revenue loan is World’s ownership and control of the registration of the Domain Name which shall remain with World and only be transferred as described in paragraph 2.2.3 and 3.2 of the Domain Contribution Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

WORLD MEDIA GROUP LLC

By: /s/ Gary Millin

Name: Gary Millin

Title: President

VIRURL, INC.

By: /s/ Francisco Diaz-Mitoma

Name: Francisco Diaz-Mitoma

Title: Chief Executive Officer

REVENUE.COM CORPORATION

By: /s/ Paul Dillman

Name: Paul Dillman

Title: President

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